Exhibit 99.3

IMPLANT SCIENCES CORPORATION

FIRST QUARTER FISCAL 2015

EARNINGS CONFERENCE CALL SCRIPT

November 14, 2014

Glenn Bolduc - Implant Sciences Corp. – President and Chief Executive Officer

Thank you. I'd like to welcome everyone to Implant Sciences' First Quarter Fiscal 2015 Earnings Conference Call.  We also welcome those of you joining us on the webcast. On the call with me this afternoon are Bill McGann, Chief Operating Officer, Roger Deschenes, Chief Financial Officer, Darryl Jones, Vice President, Sales and Marketing, and Todd Silvestri, Chief Technology Officer.

This week, Implant Sciences passed the inflection point that we spoke of during the last two calls. Our trajectory is forever altered, and we believe the Company is now on a path to achieve grand new heights.

Since the end of our previous fiscal year, we made strong progress against the Company’s long term goals with achievements that demonstrate the excellence of our products, the strength of our technology, and the ability of the Company to achieve a solid financial footing. Our B220 was added to TSA’s Qualified Products List, or QPL. We became the first Company to pass the European Civil Aviation Conference , or ECAC, Common Evaluation Process, making the B220 the first, and as of today still only, product to meet the requirements of both TSA and ECAC. Our ideas for new trace detection technologies have been selected by the Department of Homeland Security for research funding.

Then came this week. A week in which we both signed the largest contact in the Company history, an IDIQ contract with the US government to purchase up to $162 million of equipment and services, and we received the first order from TSA against that IDIQ.  These events would be monumental for any company, and certainly are for Implant Sciences. They will provide stability to our revenues and form a solid foundation for future growth. The implications are so large that we have decided to hold a separate press event on Monday, November 17th, so that we can discuss them in detail. We will be offering a simultaneous webcast of the event, and we invite all of you to join us for that event.

This morning, Roger will give a brief financial report on the Company’s results for the quarter ended September 30, 2014.  We will then provide deeper insight into the non-financial aspects of the Company, its operations, and our plans going forward. Following our prepared remarks, we will open the call up for questions from today’s participants.

I now turn the call over to Roger.

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Roger Deschenes - Implant Sciences Corp. – Chief Financial Officer

Thank you, Glenn.

During this morning‘s presentation, we will make forward-looking statements concerning upcoming events and our expectations regarding the Company's financial performance.  Each time we do, we will try to identify these statements with words such as “expect,” “believe,” “anticipate” or other words that indicate potential events.

These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those stated in the forward-looking statements.  Please consider the risk factors contained in the press release issued on November 14, 2014 and stated during this conference call, as well as the risk factors and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, which is on file with the Securities and Exchange Commission.

During our presentation we may discuss or disclose non-GAAP measures.  These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with US GAAP. The presentation of non-GAAP information is intended instead to provide additional information to investors to facilitate the comparison of past and present results.

A replay of the conference call will be available for a limited time by dialing 888-286-8010 within the U.S. or 617-801-6888 outside the U.S. and entering the pass code 57254167.  Any forward-looking statements we make today are based on assumptions which we believe to be reasonable as of today, November 14th, 2014.  We undertake no obligation to update these statements as a result of future events.  Finally, this conference call is the property of Implant Sciences Corporation and any recording, reproduction or rebroadcast of this conference call without the expressed written consent of Implant Sciences Corporation is prohibited.

On November 14, 2014, we issued an earnings press release summarizing the Company’s financial performance for the quarter ended September 30, 2014.  Our Quarterly Report on Form 10-Q for the just concluded quarter will be filed with the Securities and Exchange Commission, today, November 14, 2014.

Review of fiscal results

Revenues for the quarter ended September 30, 2014 were $1,869,000 as compared with $1,165,000 for the comparable prior year period, an increase of $704,000, or 60.4%.

The increase in revenue is due primarily to: a 345.5% increase in the number of QS-H150 handheld units sold in the quarter ended September 30, 2014, due to increased shipments to China and Africa, for use in force and infrastructure protection, which resulted in a 294.4% increase in QS-H150 revenues and, to a lesser extent, increased sales of parts and supplies. Offsetting these increases, the average unit sale price of our QS-B220 and QS-H150 decreased 9.8% and 11.5%, respectively, in the current quarter, as compared to the prior period.

Gross margin for the quarter ended September 30, 2014 was $618,000 or 33.1% of revenues as compared with $213,000 or 18.3% of revenues for the comparable prior year period.

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The increase in gross margin as a percent of revenues is primarily the result of increased manufacturing overhead absorption due to increased unit volume and a $45,000 decrease in stock-based compensation, partially offset by the previously mentioned decline in average unit sale price.

Research and development expense for the quarter ended September 30, 2014 was $1,284,000 as compared with $1,231,000 for the comparable prior year period, an increase of $53,000 or 4.3%.  The increase in research and development expense is due primarily to a $58,000 increase in government qualification testing fees.

Selling, general and administrative expenses for the quarter ended September 30, 2014 were $2,675,000 as compared with $3,408,000 for the comparable prior year period, a decrease of $733,000, or 21.5%. The decrease in selling, general and administrative expenses is due primarily to a $591,000 decrease in stock-based compensation, and changes in spending disclosed in the earnings release.

For the quarter ended September 30, 2014, other expense was $2,034,000 as compared with other expense of $1,595,000, for the comparable prior year period, an increase of $439,000. The increase is due to increased interest expense on higher borrowings under our credit facilities.

Our net loss for the quarter ended September 30, 2014 was $5,375,000 as compared with a net loss of $6,021,000 for the comparable prior year period, a decrease of $646,000, or 10.7%.  The decrease in the net loss is primarily due to higher sales and gross margin, decreased stock-based compensation and a decrease in operating expenses in the quarter ended September 30, 2014, partially offset by an increase in interest expense.

Aggregate stock based compensation recorded on employee stock options and non-employee warrants amounted to $904,000 for the quarter ended September 30, 2014, compared to $1,612,000 in the prior year period.

That concludes the financial report and I will now turn the call over to Glenn.

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Glenn Bolduc - Implant Sciences Corp. – President and Chief Executive Officer

Thank you, Roger.

As excited as we are about this week’s news, and it would be an understatement to say that we are pretty excited, it is only part of the story here at Implant Sciences. The complete story spans greater distances than just North America and it involves many more units than just the 1,170 unit order we booked with TSA. The full story is the birth of a global leader in the trace detection industry, and over the next few minutes we will share this larger view with you.

Earlier this year, three transformational events occurred that we expect will have profound effects for the ETD industry in general and will shape the future for Implant Sciences. Starting in Europe, ECAC finalized its performance standards for trace detection equipment. Following this, the European Union enacted enhanced passenger screening regulations that will significantly expand the use of ETD equipment in European airports. Finally, in the United States, the Transportation Security Administration announced that for the first time in years it would be acquiring new ETD systems.

We expect that these events will substantially accelerate what has been a slow sales environment for global aviation security. A recent market research report from Visiongain shows that over the last few years the ETD market has been flat to declining. In such an environment, every sale we have made has been a takeaway from a competitor, and our sales team is to be commended on the job they have done.

But Visiongain sees the change coming as well. They predict robust sales of ETD equipment over the next few years with strong growth year to year, driven primarily by aviation security sales. We believe our ability to win what we estimate to be one-third of the new air cargo business last year offers a preview of what is coming as the industry enters a period of growing sales.

This represents exactly the opportunity we have been preparing for over the last few years, and let there be no doubt in your minds: we are ready.

In August, our B220 was added to the QPL, making it eligible for deployment at U.S. airports. In October, we became the first company to pass the new ECAC test that establishes the baseline for trace detection performance in European aviation security. Our B220 is the only product that has passed both passenger and cargo testing at ECAC and it is also the only product to meet the requirements of both ECAC and TSA.

Today, there is only one ETD product that governments or corporations can standardize on and meet the requirements for aviation security in both the US and Europe. That product is Implant Sciences’ B220.

Of course, it takes more than certifications to sell security equipment. Customers need to evaluate the system. They want to know that it works in their environment and that a first class service organization stands behind the product. These are all things that we have been working on concurrently with our certification efforts.

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With TSA, the customer evaluation takes place during operational testing. We received our passing grade when the product was added to the QPL, and no further evaluations will be necessary. In many countries, however, security equipment is owned by the airports, and operational evaluations need to be performed by them individually.

If you follow our press releases, you are aware that Implant Sciences has been selling B220 systems into airports and air cargo facilities for the last couple of years. With these sales, we have been sowing the seeds for the crop we expect to harvest as the market grows, and those seeds are bearing fruit. For example, at the AVSEC conference just two weeks ago, we had someone approach our booth and say, “I want that little unit I saw at another airline’s facility.”

This early growth period has also offered us the opportunity to demonstrate our commitment to our customers. Our service team, which manages all training and installation support, is winning accolades. So is our innovative remote diagnostic capability, which allows us to evaluate the state of a system and make adjustments without a site visit. When a repair is required, they usually know in advance just what parts are needed, speeding the repair process. Among our customers, the service team has earned a reputation for being “all over” any issue that comes up, and sites that have experienced our commitment to service are often our biggest fans.

This will be an important factor to establishing our product globally.  We have recognized that we, as a Company, possess a “culture of service” in our DNA.  Now we will be able to demonstrate this attribute on an expansive, global scale.  We believe it will be a crucial customer factor with decision makers.

Perhaps most importantly in an industry that is, by nature, risk-adverse, Implant Sciences has now also proven that it can win the big deals. Earlier this week we announced our IDIQ contract for up to $162 million with the U.S. Department of Homeland Security. Yesterday we announced the initial 1,170 unit order under this contract. The effect of these announcements reaches far beyond the short term revenue implications. What they imply about the performance of the QS-B220 and the long term stability of the Company makes Implant Sciences the preferred choice for purchasing officers domestically and abroad. For years, our competitors have been saying, “If you want the best ETD, look no further than what TSA buys.” As of yesterday, we have to admit that, in this, they were right.

All this has taken a lot of planning and hard work. In past calls, we have talked about the efforts that have gone into building our engineering team, our manufacturing team, and our sales team. We have forged strong relationships with regulators around the world and proved the performance of our system in one certification test after another. We have achieved one of the most notable marks for quality excellence there is, ISO 9001 and ISO 14001 registrations. For all these reasons and more, we believe that we are now at the right place, the right time, and with the right product to achieve our goals.

That doesn’t mean everything will happen immediately. Some sales may close quickly, but others are likely to take longer. While we estimate that the events we mentioned a few moments ago will lead directly to procurements totaling thousands of units over the next few years, these procurements will still require bid and negotiation cycles. Many of our sales will still be subject to the rhythms and schedules of various governments and their agencies. We will still need to win the business over the other companies—companies that are now actively competing against us.

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That in itself signals just how far we have come. By their actions, the other manufacturers have acknowledged that we have a seat at the table. Anyone remember the “silver bullet test” conversation from the call before last? There is no longer any question that the company our competition is worried about has changed. They are now worried about Implant Sciences.

To remain at the forefront of the industry, Implant Sciences is committed to continuing to innovate in the future. This commitment received strong support in October when our proposal to develop a new generation of explosives screening equipment was selected for funding by the Department of Homeland Security. This $2 million contract will allow the Company to continue to enhance the capabilities of ETD with the goals of increasing security and providing a better passenger experience with the highest levels of service and availability.

Not that long ago, people in the security industry were declaring that trace was dead, but along came Implant Sciences with some new ideas on how to do things. The innovations we have introduced to trace detection have become the new benchmark. Our B220 is truly the new standard in trace detection and a catalyst for change in the industry. Our vision for the future moves trace detection to the front lines of security and, not coincidentally, greatly increases the size of the ETD market.

Not that long ago, people might have been declaring Implant Sciences dead as well. But we came with a plan. We built the team, we put in the hard work, and we executed the plan. As a result, we have the product, we have the certifications, and we have the momentum. We have brought all these pieces together at the moment when market forces are leading customers to significantly increase ETD purchases. This is the intersection of opportunity and preparation, a place we are pretty sure is called success.

As always, we thank our shareholders for their encouragement; we thank Platinum Partners for their financial support; and we thank especially our employees for their dedication and hard work. We couldn’t be successful without all of you.

We will now take your questions.

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